UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 18, 2001

Commission File Number 0-10964

 MAXWELL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2390133 (I.R.S. Employer Identification No.)

9244 Balboa Avenue, San Diego, CA 92123
(Address of principal executive office) (Zip Code)

Registrant's telephone number, including area code: (858) 279-5100

Item 2. Acquisition or Disposition of Assets.

     On June 18, 2001 ("Closing Date"), the Company's majority-owned subsidiary, Maxwell Electronic Components Group Inc. ("ECG") sold substantially all of the assets (except for accounts receivable), liabilities and business operations of its Sierra-KD Components Division in Carson City, Nevada ("Sierra") to GB Acquisition Co., Inc., a wholly-owned subsidiary of Wilson Greatbatch Technologies, Inc. Sierra manufactures, designs and sells ceramic filter capacitors and integrates such filters with wire feedthroughs for implantable medical devices and designs, manufactures and markets ceramic capacitors for military, aerospace and commercial applications. The aggregate purchase price was $49,026,000 less the amount of assumed operating liabilities as of the Closing Date, which were estimated to be $1,632,000. The net preliminary purchase price of $47,394,000 was paid in cash at closing. The purchase price will be adjusted up or down if the actual Closing Date assumed operating liabilities differ from the amount estimated. ECG retained the accounts receivable of Sierra, which are estimated to be approximately $2.6 million as of the Closing Date. Under terms of the Asset Purchase Agreement, ECG will provide the buyer with usual and customary indemnifications for a period ranging through December 31, 2002 for certain items and through June 18, 2006 for environmental matters.

     The Company used $15.7 million of the aggregate proceeds to repay all amounts outstanding as of the Closing Date under its credit facility with Comerica Bank. The remaining proceeds were invested in short-term cash equivalents and marketable securities and will be used to finance the Company's ongoing liquidity requirements.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

A.	Financial Statements of Business Acquired Not applicable.

B.	Pro Forma Financial Information In accordance with Article 11 of Regulation S-X, the following pro forma financial information is filed with this Report.

Maxwell Technologies, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
March 31, 2001
(in thousands)
	As Reported	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$ 3,430	$ 29,590,000	(Note 2)	$ 33,020
Accounts receivable, net	23,283	--		23,283
Inventories	26,972	(4,771)	(Note 8)	22,201
Prepaid expenses and other current assets	1,179	(54)	(Note 8)	1,125
Deferred income taxes	13,031	--		13,031
Net assets of discontinued operations	6,548	--		6,548
Total current assets	74,443	24,765		99,208

Property, plant and equipment, net	23,294	(2,834)	(Note 8)	20,460
Goodwill, other intangibles and other assets	20,388	(14,765)	(Note 3)	5,623
	$118,125	$ 7,166		$125,291

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 24,480	$ (2,330)	(Note 4)	$ 22,150
Short-term borrowings	17,804	(17,804)	(Note 5)	--
Total current liabilities	42,284	(20,134)		22,150
Minority interest	5,228	437	(Note 6)	5,665
Stockholders' equity:
Common stock	998	--		998
Additional paid-in capital	81,768	--		81,768
Notes receivable from officers for stock purchases	(875)	--		(875)
Deferred compensation	(3)	--		(3)
Retained earnings (deficit)	(10,368)	26,863	(Note 7)	16,495
Accumulated other comprehensive loss -
foreign currency translation adjustments	(907)	--		(907)
Total stockholders' equity	70,613	26,863		97,476
	$118,125	$ 7,166		$125,291

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Maxwell Technologies, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Three Months Ended March 31, 2001
(in thousands, except per share data)
	As Reported	Pro Forma Adjustments	Pro Forma
Continuing operations:		(Note 9)
Sales	$27,000	$(5,295)	$21,705
Cost of sales	20,851	(3,953)	16,898
Gross profit	6,149	(1,342)	4,807
Operating expenses:
Selling, general and administrative	6,267	(517)	5,750
Research and development	3,199	(138)	3,061
Total operating expenses	9,466	(655)	8,811
Operating loss	(3,317)	(687)	(4,004)
Interest expense	(878)	878	--
Interest income and other, net	47	(1)	46
Loss from continuing operations before income
taxes and minority interest	(4,148)	190	(3,958)
Credit for income taxes	(1,440)	67	(1,373)
Minority interest in net loss of subsidiaries	(48)	2	(46)
Loss from continuing operations	$(2,660)	$121	$(2,539)
Loss per share from continuing operations:
Basic and Diluted	$(0.27)	$0.01	$(0.26)

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Maxwell Technologies, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2000
(in thousands, except per share data)
		Pro Forma
	As Reported	Adjustments	Pro Forma
Continuing operations:		(Note 9)
Sales	$102,347	$(13,691)	$88,656
Cost of sales	79,472	(10,589)	68,883
Gross profit	22,875	(3,102)	19,773
Operating expenses:
Selling, general and administrative	26,260	(2,903)	23,357
Research and development	8,713	(250)	8,463
Restructuring, acquisition and other charges	9,220	(368)	8,852
Total operating expenses	44,193	(3,521)	40,672
Operating loss	(21,318)	419	(20,899)
Interest expense	(1,430)	1,430	--
Interest income and other, net	9	(2)	7
Loss from continuing operations before income
taxes and minority interest	(22,739)	1,847	(20,892)
Credit for income taxes	(6,267)	646	(5,621)
Minority interest in net loss of subsidiaries	(181)	19	(162)
Loss from continuing operations	$(16,291)	$1,182	$(15,109)

Loss per share from continuing operations:
Basic and Diluted	$(1.66)	$0.12	$(1.54)

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

  Overview

       The unaudited pro forma condensed consolidated financial statements reflect the sale by the Company's majority-owned subsidiary, Maxwell Electronic Components Group Inc. ("ECG") of substantially all of the assets (except for accounts receivable), liabilities and business operations of its Sierra-KD Components Division in Carson City, Nevada ("Sierra") to GB Acquisition Co., Inc., a wholly-owned subsidiary of Wilson Greatbatch Technologies, Inc. The aggregate purchase price was $49,026,000 less the amount of assumed operating liabilities as of the Closing Date, which were estimated to be $1,632,000. The net preliminary purchase price of $47,394,000 was paid in cash at closing. The purchase price will be adjusted up or down if the actual Closing Date assumed operating liabilities differ from the amount estimated. ECG retained the accounts receivable of Sierra, which are estimated to be approximately $2.6 million as of the Closing Date. The Company used $15.7 million of the aggregate proceeds to repay all amounts outstanding under its credit facility with Comerica Bank. The remaining proceeds were invested in short-term cash equivalents and marketable securities and will be used to finance the Company's ongoing liquidity requirements.

       The unaudited pro forma condensed consolidated balance sheet includes the adjustments necessary to reflect the sale transaction as if it had occurred on March 31, 2001. Such adjustments include the receipt of the consideration, subtraction of the net assets sold from the Company's balance sheet and the accrual of the estimated transaction costs.

       The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2001 and the year ended December 31, 2000 reflect the Company's results of continuing operations as if the Company had completed the sale transaction as of January 1, 2001 or 2000, respectively, and had used a portion of the proceeds received to eliminate short-term borrowings and the related interest expense for the period, with a corresponding reduction in the credit for income taxes. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2001 and the year ended December 31, 2000 do not include the net gain of approximately $26.9 million to be recorded by the Company in conjunction with the disposition of Sierra.

       Higher cash and short-term investment balances resulting from the sale transaction would have increased interest income for the periods presented in the unaudited pro forma condensed consolidated statements of operations, net of applicable income taxes. Such adjustments to interest income, and the related adjustments to the credit for income taxes, have not been reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations.

       The unaudited pro forma financial statements have been prepared on the basis of preliminary estimates, which are subject to adjustment. The unaudited pro forma financial statements may not be indicative of the results that actually would have been achieved if the sale transaction had been effected on the dates indicated above, or the results that will be achieved in the future. The pro forma financial statements should be read in conjunction with the consolidated financial statements of Maxwell Technologies, Inc. included in the Company's annual report on Form 10-K for the year ended December 31, 2000.

       Adjustments made to the individual line items in the accompanying unaudited pro forma financial statements are described in the following notes.

  Cash and Cash Equivalents

Cash and cash equivalents at March 31, 2001, as originally reported		$3,430,000
Pro forma adjustment for cash proceeds received from sale transaction	$47,394,000
Pro forma adjustment for repayment of short-term borrowings outstanding as of March 31, 2001	(17,804,000)
		29,590,000
Cash and cash equivalents at March 31, 2001, pro forma balance		$33,020,000

  Goodwill, Other Intangibles and Other Assets

Goodwill, other intangibles and other assets at March 31, 2001, as originally reported		$20,388,000
Pro forma adjustment to long-term deferred income taxes resulting from sale transaction	$(14,700,000)
Pro forma adjustment to subtract Sierra other assets sold as of March 31, 2001	(65,000)
Goodwill, other intangibles and other assets at March 31, 2001, pro forma balance		$5,623,000

  Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at March 31, 2001, as originally reported		$24,480,000
Pro forma adjustment to accrue estimated expenses related to sale	$865,000
Pro forma adjustment to subtract Sierra accounts payable and accrued liabilities as of March 31, 2001	(3,195,000)
Accounts payable and accrued liabilities at March 31, 2001, pro forma balance		$22,150,000

  Short-Term Borrowings

Short-term borrowings at March 31, 2001, as originally reported	$17,804,000
Pro forma adjustment to reflect use of sale proceeds to repay all outstanding short-term borrowings	(17,804,000)
Short-term borrowings at March 31, 2001, pro forma balance	$--

  Minority Interest

Minority interest at March 31, 2001, as originally reported	$5,228,000
Pro forma adjustment to reflect minority interest in gain on sale, net of income tax	437,000
Minority interest at March 31, 2001, pro forma balance	$5,665,000

  Retained Earnings (Deficit)

Retained earnings (deficit) at March 31, 2001, as originally reported		$(10,368,000)
Pro forma adjustment to reflect increase in net income:
Proceeds received from sale transaction	$47,394,000
Pro forma net assets sold	(4,529,000)
Estimated expenses related to sale	(865,000)
Pro forma gain before income tax and minority interest	42,000,000
Pro forma income tax provision at effective rate of 35%	(14,700,000)
Pro forma adjustment to income before minority interest	27,300,000
Pro forma adjustment to minority interest	(437,000)
Pro forma increase in net income		26,863,000
Retained earnings at March 31, 2001, pro forma balance		$16,495,000

  Other Balance Sheet Accounts

       Pro forma adjustments to inventories, prepaid expenses and other current assets, property, plant and equipment, and accounts payable and accrued liabilities reflect the subtraction of Sierra balances sold as of March 31, 2001.

  Condensed Consolidated Statement of Operations

     The pro forma adjustments reflected in the accompanying unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2001 and the year ended December 31, 2000 for the line items of sales, cost of sales, operating expenses and interest income and other, net are all for the purpose of subtracting the activity of Sierra for the periods presented, as if the sale transaction had been consummated as of the beginning of such period.

     The pro forma adjustments to reduce interest expense to zero in each period reflect the impact on interest expense of the total repayment of the Company's short-term borrowings.

     Pro forma adjustments have been made to the credit for income taxes in each period, reflecting the impact on such credits for income taxes, at the Company's effective tax rate, of the adjustments described in the two preceding paragraphs.

     Pro forma adjustments have been made to the minority interest in net loss of subsidiaries in each period, reflecting the amount of the net adjustments described in the three preceding paragraphs that is attributable to the minority shareholders of the Company's subsidiaries.

C.   Exhibits
2.1	Asset Purchase Agreement Dated as of June 18, 2001, By and Among Wilson Greatbatch Technologies, Inc., GB Acquisition Co., Inc., Maxwell Technologies Inc. and Maxwell Electronic Components Group, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

MAXWELL TECHNOLOGIES, INC.

June 29, 2001	/s/ Vickie L. Capps
Date	Vickie L. Capps, Vice President - Finance, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)